Exhibit 99.1

On Track Innovations Ltd. Reports

First Quarter 2021 Financial Results

Yokneam, Israel – May 13, 2021 – On Track Innovations Ltd. (“OTI”) (OTCQX: OTIVF) (the “Company” or “OTI”), a global provider of near field communication (NFC) and cashless payment solutions, today provided a business update and announced financial results for the first quarter ended March 31, 2021.

Management Comments

Mr. Yehuda Holtzman, OTI’s CEO, commented, “We are pleased with our results, particularly the 18% growth in our Software as a Service (SaaS) revenues when compared to the first quarter of 2020. We are happy with the increased traction we are gaining in key regions and we have added many new customers in the past few months, all of which have provided us with initial sales. A large portion of them have significant long-term growth and recurring revenue potential for OTI. Our new strategy is beginning to bear fruit and we are starting to successfully capture the new opportunities.”

Added Mr. Holtzman, “Looking ahead, I believe 2021 will be a year of continuous growth for OTI. I expect that continued revenue growth and efficient operation should allow us to reach profitability during the second half of the year.”

Concluded Mr. Holtzman, “We recently launched a rights-offering for all our shareholders to strengthen our balance sheet. We wish to raise enough capital to provide us with ongoing working capital and enable us to execute on our growth strategy.”

Following OTI’s sale of our Polish subsidiary, ASEC, in Poland, the financial results of ASEC were included as discontinued operations and all the prior periods’ information has been reclassified to conform with the current period’s presentation.

First quarter 2021 Financial Results Summary

●	Revenue in the quarter was $2.8 million, compared to $3.7 million in the first quarter of 2020. These amounts include SaaS revenues, which are recurring by nature, and amounted to $382 thousand in the first quarter of 2021 compared with $324 thousand in the first quarter of last year.

●	Gross profit in the quarter was $1.4 million, or 51% of revenues, compared to $1.6 million, or 45% of revenues, in the first quarter of last year.

●	Operating expenses totaled $2.2 million in the quarter, compared to operating expenses of $2.4 million, in the first quarter of last year.

●	Net loss from continuing operations was $2.7 million, which includes a financial expense that was recognized relating to the $1.6 million convertible loan received from OTI’s controlling shareholder and another investor that resulted in a change in fair value of embedded derivatives of $2.0 million in the quarter, compared to a net loss of $0.6 million, in the first quarter of last year.

●	Net loss was $3.2 million, or loss of $0.06 per share, compared to a net loss of $0.7 million, or loss of $0.01 per share, in the first quarter of last year.

●	Adjusted EBITDA loss from continuing operations was $672 thousand in the quarter, compared to adjusted EBITDA loss of $627 thousand, in the first quarter of last year.

●	As of March 31, 2021, the Company had cash and cash equivalents and short-term investments of $1.1 million.

Conference Call

Management will host a live investor conference call at 9:00 a.m. ET on May 13, 2021, to discuss OTI’s financial results, provide a corporate update, and conclude with a Q&A session taking live questions from participants as well as answering many of the previously submitted questions by investors.

To participate, please use the following information:

U.S. Dial-in: 1 888 723 3164

International Dial-in: +972 3 918 0691

Webcast: https://veidan.activetrail.biz/otiq1-2021

Please dial in a few minutes before the start of the call and request to join the “On Track Innovations Earnings Conference Call” to ensure timely participation.

The conference call will also be available for replay by clicking on the above webcast link or via a link on the investor relations section of the Company’s website.

About On Track Innovations Ltd

On Track Innovations (OTI) is a global leader in the design, manufacture, and sale of secure cashless payment solutions using contactless NFC technology. OTI’s field-proven innovations have been deployed around the world to address cashless payment, automated retail and petroleum markets. OTI distributes and supports its solutions through a global network of regional offices and alliances. For more information, visit www.otiglobal.com.

Investor Relations Contact:

Ehud Helft GK Investor & Public Relations

+1 646 201 9246

oti@gkir.com

Rights Offering

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of ordinary shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The above-mentioned rights offering is being made solely pursuant to an effective registration statement on Form S-1 (File No. 333-254921), including a prospectus dated April 20, 2021, each filed with the Securities and Exchange Commission (SEC). Before investing in the rights offering, interested parties should read in their entirety the prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus, which provide more information about the Company and such offering.

Safe Harbor / Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever we use words such as “will,” “look forward,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “should,” “can” or similar expressions, we are making forward-looking statements. For example, we are using forward-looking statements when we discuss, among others: the Company’s strategy, increased traction and opportunities, the Company’s expected growth and profitability, and the result of its rights offering. Because such statements deal with future events and are based on OTI’s current expectations, they are subject to various risks and uncertainties and actual results, including those as a result of the current COVID-19 pandemic. Performance or achievements of OTI could differ materially from those described in or implied by the statements in this press release. Factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are stated under the captions “Risk Factors” in our most recent Annual Report (Form 10-K) and other known and unknown uncertainties and risk factors including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements. The reader is cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains certain non-GAAP measures, namely, adjusted EBITDA loss from continuing operations, or adjusted earnings from continuing operations before interest, income tax, depreciation and amortization. Adjusted EBITDA loss from continuing operations represents earnings before interest or financing expenses, income tax, depreciation and amortization, and further eliminates the effect of stock-based compensation expense. OTI believes that adjusted EBITDA loss from continuing operations should be considered in evaluating the Company’s operations since it provides a clear indication of the Company’s operating results. This measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for the U.S. GAAP results. The non-GAAP measures included in this press release have been reconciled to the U.S. GAAP results in the table below.

ON TRACK INNOVATIONS LTD.

RECONCILIATION OF NON-GAAP ADJUSTMENT

The following table reflects selected On Track Innovations Ltd.

non-GAAP results reconciled to GAAP results:

(US dollars in thousands)

	Three months ended March 31
	2021	(*)2020
	(Unaudited)	(Unaudited)
Net loss	$(3,161)	$(669)

Net loss from discontinued operations	418	93
Financial expenses (income), net	1,970	(176)
Depreciation	100	108
(Income tax benefits) expenses, net	(13)	5

Total EBITDA From continuing operations	$(686)	$(639)

Stock-based compensation	14	12
Total adjusted EBITDA From continuing operations	$(672)	$(627)

(*)	Reclassified to conform with the current period presentation.

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	March 31	December 31
	2021	2020
Assets

Current assets
Cash and cash equivalents	$979	$1,377
Short-term investments	105	105
Trade receivables (net of allowance for doubtful accounts of $608 and $620 as of March 31, 2021 and December 31, 2020, respectively)	1,759	1,148
Other receivables and prepaid expenses	645	695
Inventories	2,369	2,479
Assets from discontinued operations - held for sale	6,559	6,358

Total current assets	12,416	12,162

Non-current assets

Long term restricted deposit for employee benefits	493	511

Severance pay deposits	396	411

Property, plant and equipment, net	715	752

Intangible assets, net	229	247

Right-of-use assets due to operating leases	2,723	2,903

Total non-current assets	4,556	4,824

Total Assets	$16,972	$16,986

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	March 31	December 31
	2021	2020
Liabilities and Equity

Current Liabilities
Short-term bank credit and current maturities of long-term bank loans	$1,109	$542
Convertible short-term loan from a controlling shareholder	8	625
Trade payables	1,507	1,667
Other current liabilities	2,347	2,283
Liabilities from discontinued operations - held for sale	5,959	5,829

Total current liabilities	10,930	10,946

Long-Term Liabilities
Long-term loans, net of current maturities	8	14
Long-term liabilities due to operating leases, net of current maturities	2,097	2,343
Accrued severance pay	949	977
Total long-term liabilities	3,054	3,334

Total Liabilities	13,984	14,280

Commitments and Contingencies, see note 6

Equity

Ordinary shares of NIS 0.1 par value: Authorized – 100,000,000 shares as of March 31, 2021 and December 31, 2020; issued: 55,003,076 shares as of March 31, 2021 and December 31, 2020; outstanding: 53,824,377 shares as of March 31, 2021 and December 31, 2020	1,423	1,423
Additional paid-in capital	230,789	227,209
Treasury shares at cost - 1,178,699 shares as of March 31, 2021 and December 31, 2020	(2,000)	(2,000)
Accumulated other comprehensive loss	(1,098)	(961)
Accumulated deficit	(226,126)	(222,965)
Total Equity	2,988	2,706

Total Liabilities and Equity	$16,972	$16,986

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(US dollars in thousands, except share and per share data)

	Three months ended March 31
	2021	(*)2020
Revenues
Sales	$2,387		$3,343
Software as a Service (“SaaS”)	382		324

Total revenues	2,769		3,667

Cost of revenues
Cost of sales	1,366		2,021
Total cost of revenues	1,366		2,021

Gross profit	1,403		1,646
Operating expenses
Research and development	838		893
Selling and marketing	605		698
General and administrative	746		802

Total operating expenses	2,189		2,393

Operating loss from continuing operations	(786)		(747)

Loss from change in fair value of embedded derivative	(1,974)		-
Other financial income, net	4		176
Financial (expenses) income, net	(1,970)		176

Loss from continuing operations before taxes on income	(2,756)		(571)

Income tax benefits (expenses), net	13		(5)

Loss from continuing operations	(2,743)		(576)
Loss from discontinued operations	(418)		(93)

Net loss	$(3,161)		$(669)
Basic and diluted net loss attributable to shareholders per ordinary share
From continuing operations	$(0.05)		$(0.01)
From discontinued operations	$(0.01)	$	(** )
	$(0.06)		$(0.01)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share	53,824,377		47,790,091

(*)	Reclassified to conform with the current period presentation
(**)	Less than $0.01 per ordinary share.

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(US dollars in thousands)

	Three months ended March 31
	2021	(*)2020
Cash flows from continuing operating activities
Net loss from continuing operations	$(2,743)	$(576)
Adjustments required to reconcile net loss to net cash provided by continuing operating activities:
Stock-based compensation related to options issued to employees and others	14	12
Accrued interest and linkage differences, net	(169)	(156)
Transaction expenses related to convertible short-term loan received from a shareholders	10	-
Loss from change in fair value of embedded derivative	1,974	-
Depreciation and amortization	100	108
Deferred tax benefits, net	(13)	(11)

Changes in operating assets and liabilities:
Change in accrued severance pay, net	(13)	(8)
Increase in trade receivables, net	(764)	(867)
Decrease in other receivables and prepaid expenses	50	55
Decrease in inventories	110	386
(Decrease) increase in trade payables	(169)	429
Increase in other current liabilities	152	596
Net cash used in continuing operating activities	(1,461)	(32)

Cash flows from continuing investing activities
Purchase of property and equipment and intangible assets	(29)	(103)
Change in short-term investments, net	-	1,509

Net cash (used in) provided by continuing investing activities	(29)	1,406

Cash flows from continuing financing activities
(Decrease) increase in short-term bank credit, net	(1,160)	111
Convertible short-term loan received from shareholders, net of transaction expenses	961	-
Repayment of long-term loans	(2)	(5)
Proceeds from issuance of shares, net of issuance costs	-	200
Net cash (used in) provided by continuing financing activities	(201)	306

Cash flows from discontinued operations
Net cash provided by (used in) discontinued operating activities	3	(1,434)
Net cash provided by (used in) discontinued investing activities	2,091	(66)
Net cash provided by discontinued financing activities	-	49

Total net cash provided by (used in) discontinued operations	2,094	(1,451)

Effect of exchange rate changes on cash and cash equivalents	(98)	(135)

Increase in cash, cash equivalents and restricted cash	305	94
Cash, cash equivalents and restricted cash – beginning of the period	2,499	2,648

Cash, cash equivalents and restricted cash – end of the period	$2,804	$2,742

(*)	Reclassified to conform with the current period presentation